Exhibit 4.4

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

SECOND AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION OF TERMS AND CONDITIONS

of

SENIOR CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B-1

(par value of $1,000 per share)

I, Jerome G. Oslick, Corporate Secretary of the Federal Agricultural Mortgage Corporation, a federally chartered instrumentality of the United States of America (the “Corporation”), do hereby certify that, pursuant to authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by Section 8.4(e) of Title VIII of the Farm Credit Act of 1971, as amended (12 U.S.C. §§2279aa-4(e)) (the “Act”), the Board of Directors adopted resolutions (a) on September 30, 2008, which resolutions are now, and at all times since such date have been, in full force and effect, and that the Vice Chairman and Acting Chairman of the Board of Directors of the Corporation, pursuant to the authority delegated to him by such resolutions, approved the final terms of the issuance and sale of the preferred stock of the Corporation designated pursuant to the Corporation’s Amended and Restated Certificate of Designation of Terms and Conditions of Senior Cumulative Perpetual Preferred Stock, Series B-1, dated as of September 30, 2008 (the “Amended and Restated Certificate of Designation”) and (b) on December 11, 2008, which resolutions are now, and at all times since such date have been, in full force and effect, and that the Acting President and Chief Executive Officer of the Corporation, pursuant to the authority delegated to him by such resolutions, approved (i) the amendments to the Amended and Restated Certificate of Designation set forth herein, (ii) the final terms of the issuance and sale of the Subsequent Preferred Stock and (iii) the final terms of the issuance of 60,000 shares of Preferred Stock in exchange for the cancellation of the 60,000 shares of Preferred Stock which were outstanding as of the date of such resolutions.

The Senior Cumulative Perpetual Preferred Stock, Series B-1, shall have the following designation, powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms and conditions:

1.	Designation, Par Value, Number of Shares and Seniority.

The class of preferred stock of the Corporation created pursuant to the Amended and Restated Certificate of Designation, the terms and conditions of which are further amended and restated by this Certificate, shall be designated “Senior Cumulative Perpetual Preferred Stock, Series B-1,” shall have a par value of $1,000 per share (the “Par Value”) and a liquidation preference per share equal to the Par Value (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or similar transactions) plus Accumulated Dividends thereon (the “Liquidation Preference”), and shall consist of 75,000 shares (such shares, the “Preferred Stock”).  The Preferred Stock shall, with respect to dividend distributions and distributions upon a Change of Control, liquidation, dissolution or winding up of the Corporation, rank (a) senior to (i) the Class A Voting Common Stock, par value $1.00 per share, of the Corporation (the “Class A Common Stock”), (ii) the Class B Voting Common Stock, par value $1.00 per share, of the Corporation (the “Class B Common Stock”), (iii) the Class C Non-Voting Common Stock, par value $1.00 per share, of the Corporation (the “Class C Common Stock” and, together with the Class A Common Stock, the Class B Common Stock and any other similar common equity securities, the “Common Stock”), (iv) the 6.40% Cumulative Preferred Stock, Series A, par value $1.00 per share, of the Corporation, (v) except with respect to the Series B-2 Preferred Stock or the Series B-3 Preferred Stock, any other capital stock of the Corporation outstanding as of the Issue Date and (vi) except with respect to the Series B-2 Preferred Stock or the Series B-3 Preferred Stock, any other capital stock of the Corporation that may be issued after the Issue Date (the securities, other than the Series B-2 Preferred Stock and the Series B-3 Preferred Stock, referred to in sub-clauses (i) through (vi), collectively, the “Junior Stock”) and (b) pari passu with the Series B-2 Preferred Stock and the Series B-3 Preferred Stock.

2.	Dividends.

(a)           The holders of outstanding shares of the Preferred Stock shall be entitled to receive, ratably, when and as declared by the Board of Directors, or a duly authorized committee thereof, out of funds legally available for dividend payments, cash dividends which compound quarterly at the annual rate of (i) 10% of the then-applicable Liquidation Preference per share of Preferred Stock, from the period commencing on the Issue Date and ending on the first anniversary of the Issue Date, (ii) 12% of the then-applicable Liquidation Preference per share of Preferred Stock, from and after the period commencing on the day following the first anniversary of the Issue Date and ending on the second anniversary of the Issue Date, (iii) 14% of the then-applicable Liquidation Preference per share of Preferred Stock, from and after the period commencing on the day following the second anniversary of the Issue Date and ending on the third anniversary of the Issue Date and (iv) 16% of the then-applicable Liquidation Preference per share of Preferred Stock, from and after the day following the third anniversary of the Issue Date.  Dividends on the Preferred Stock shall accrue and cumulate from and including the Issue Date whether or not declared and shall be payable quarterly in arrears when and as declared by the Board of Directors on each Dividend Payment Date, beginning on December 31, 2008; provided, however, that dividends on the Subsequent Preferred Stock shall accrue and cumulate from and including the Second Issue Date whether or not declared and shall be payable quarterly in arrears when and as declared by the Board of Directors on each Dividend Payment Date, beginning on March 31, 2009.  If a Dividend Payment Date is not a Business Day, the related dividend shall be paid on the next Business Day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment.  The “Dividend Period” relating to a Dividend Payment Date shall be the period from, but not including, the preceding Dividend Payment Date (or from and including the Issue Date in the case of the first Dividend Payment Date) through and including the related Dividend Payment Date.  Dividends on the Preferred Stock shall be computed based on a 360-day year consisting of twelve 30-day months, and dividends on the Preferred Stock for any period less than a year shall be computed based on a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period for which such dividends were payable.  Dividends shall be paid to holders of record of outstanding shares of the Preferred Stock as they appear in the books and records of the Corporation on the record date, not to be earlier than 45 days nor later than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors from time to time.

(b)           The holders of shares of Preferred Stock shall be entitled to receive the dividends provided for in Section 2(a) hereof in preference to and in priority over any dividends upon any Junior Stock.  So long as any shares of Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any Junior Stock, or make any payment on account of, or pay into or set funds aside for a sinking fund for, the repurchase, redemption or other acquisition or retirement of any Junior Stock or any Options or Convertible Securities exercisable or exchangeable for, or convertible into, any Junior Stock (other than the repurchase, redemption or other acquisition or retirement for value of Junior Stock solely in exchange for Junior Stock), during or in respect of any Dividend Period unless all cumulative dividends on the Preferred Stock determined in accordance herewith have been or contemporaneously are declared and paid in full (or declared and a sum of cash sufficient for the payment thereof is set apart or reserved for such payment) for all Dividend Periods terminating on or prior to the date of payment of such amounts on account of or for such Junior Stock or any Options or Convertible Securities exercisable or exchangeable for, or convertible into, any Junior Stock.  The Corporation shall take all actions necessary or advisable under the Act or any other applicable law to permit the payment of the dividends provided for in Section 2(a) hereof to the holders of shares of Preferred Stock.  Holders of shares of Preferred Stock shall not be entitled to any dividend, whether payable in cash, in kind or other property in excess of the full dividends provided for in Section 2(a) hereof.

(c)           Notwithstanding any other provision of this Certificate, the Board of Directors, in its discretion, may choose to pay dividends on the Preferred Stock without the payment of any dividends on the Common Stock or on any other outstanding class or series of stock ranking junior to the Preferred Stock with respect to the payment of dividends.

3.	Redemption.

(a)           Unless the Preferred Stock is earlier redeemed pursuant to Section 3(b) hereof, in the event that (i) any indebtedness of the Corporation for money borrowed or credit extended (“Corporation Debt”) becomes or is declared due and payable (after any applicable grace period) prior to the stated maturity thereof or is not paid as and when it becomes due and payable, (ii) a default occurs under any instrument, agreement or evidence of any Corporation Debt, (iii) the Corporation redeems the Series B-2 Preferred Stock or the Series B-3 Preferred Stock, (iv) a court or regulatory authority having jurisdiction over the Corporation or any of its subsidiaries enters a decree or order for (A) relief in respect of the Corporation or any of its subsidiaries in an involuntary case under any applicable bankruptcy law now or hereafter in effect, (B) appointment of a receiver, conservator, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Corporation or any of its subsidiaries or for all or any substantial portion of the property and assets of the Corporation or any of its subsidiaries or (C) the winding up or liquidation of the affairs of the Corporation or any of its subsidiaries or (v) the Corporation or any of its subsidiaries (A) commences a voluntary case under any applicable bankruptcy law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of, or taking possession by, a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Corporation or any of its subsidiaries or for all or any substantial portion of the property and assets of the Corporation or any of its subsidiaries or (C) effects any general assignment for the benefit of creditors (any such event, a “Voluntary Bankruptcy Event”) (each of the events described in clauses (i) through (v), a “Mandatory Redemption Event”), the Corporation shall redeem all, but not less than all, of the issued and outstanding shares of Preferred Stock at a price per share equal to the then-applicable Liquidation Preference on the Mandatory Redemption Date (the “Mandatory Redemption Amount”) on the Mandatory Redemption Date, subject to any mutually agreed-upon extensions of the Mandatory Redemption Date in order to obtain any final determination of the Fair Market Value of the Designated Assets pursuant to Section 3(i) hereof.

(b)           Unless earlier redeemed pursuant to Section 3(a) hereof, subject to receipt of the prior written approval of the Farm Credit Administration, if required, on the date that is nine months from the Issue Date and on each subsequent Dividend Payment Date (each such date, an “Optional Redemption Date”), the Corporation shall, in its sole discretion, be entitled to redeem all, but not less than all, of the issued and outstanding shares of Preferred Stock at a price per share equal to the then-applicable Liquidation Preference on the Optional Redemption Date (the “Optional Redemption Amount” and, together with the Mandatory Redemption Amount, the “Redemption Amount”) on the Optional Redemption Date, subject to any mutually agreed-upon extensions of the Optional Redemption Date in order to obtain any final determination of the Fair Market Value of the Designated Assets pursuant to Section 3(i) hereof.

(c)           The applicable Redemption Amount with respect to each share of Preferred Stock then-outstanding shall be payable in cash or, at the election of the Corporation, by transfer of the Designated Assets to the holder of such share of Preferred Stock.  In the event that the Corporation elects to pay the applicable Redemption Amount in the form of the Designated Assets, the Corporation shall pay and transfer to each holder of shares of Preferred Stock such Designated Assets having a Fair Market Value equal to the applicable Redemption Amount. In the event the Corporation elects to pay the applicable Redemption Amount in the form of Designated Assets, the Corporation shall be obligated to maintain at all times beginning at the date it provides the applicable Mandatory Redemption Notice or Optional Redemption Notice through the applicable Redemption Date such amount of Designated Assets such that the aggregate Fair Market Value of such Designated Assets owned by the Corporation and available for use to pay the Redemption Amount equals or exceeds the amount determined by multiplying (i) the applicable Redemption Amount multiplied by (ii) the aggregate number of then-outstanding shares of Preferred Stock.  Any Designated Assets transferred in connection with the payment of the applicable Redemption Amount shall be so transferred free and clear of any liens, encumbrances or restrictions of any kind whatsoever.

(d)           In the event the Corporation is obligated to redeem all issued and outstanding shares of Preferred Stock in connection with a Mandatory Redemption Event pursuant to Section 3(a) hereof, within five Business Days after the Corporation or any of its subsidiaries becomes aware of any fact, circumstance, event, change, violation, development, effect, condition or occurrence which has given rise to a Mandatory Redemption Event, the Corporation shall send a written notice (the “Mandatory Redemption Notice”) by first-class mail to each holder of record of shares of Preferred Stock at such holder’s registered address stating (i) the events causing such Mandatory Redemption Event, (ii) the date on which the Mandatory Redemption Event occurred, (iii) the date on which such shares of Preferred Stock will be so redeemed, which date shall be no later than 30 days after the date of mailing of the Mandatory Redemption Notice (the “Mandatory Redemption Date” and, together with the Optional Redemption Date, in each case, as may be extended, the “Redemption Date”), (iv) the Mandatory Redemption Amount that will be payable with respect to the shares of Preferred Stock on the Mandatory Redemption Date, (v) whether such Mandatory Redemption Amount will be paid in cash or in the form of Designated Assets and, if in the form of Designated Assets, the Fair Market Value thereof and (vi) the place at which such holder’s certificate(s) representing shares of Preferred Stock must be presented for cancellation upon such redemption.

(e)           In the event that the Corporation elects to redeem all issued and outstanding shares of Preferred Stock on any Optional Redemption Date, not less than 30 days prior to the Optional Redemption Date pursuant to Section 3(b) hereof, the Corporation shall send a written notice (the “Optional Redemption Notice”) by first class mail to each holder of record of shares of Preferred Stock at such holder’s registered address stating (i) the Optional Redemption Date, (ii) the Optional Redemption Amount that will be payable with respect to the shares of Preferred Stock on the Optional Redemption Date, (iii) whether such Optional Redemption Amount will be paid in cash or in the form of Designated Assets and, if in the form of Designated Assets, the Fair Market Value thereof and (iv) the place at which such holder’s certificate(s) representing shares of Preferred Stock must be presented for cancellation upon such redemption.

(f)           On or prior to the applicable Redemption Date, the Corporation shall deposit cash and/or the Designated Assets, the aggregate Fair Market Value of which is equal to the aggregate applicable Redemption Amount with a bank or trust corporation in good standing and organized under the laws of the United States of America or any jurisdiction thereof, having aggregate capital and surplus in excess of $1,000,000,000.  Such cash and/or Designated Assets shall be deposited in a trust fund for the benefit of the holders of shares of Preferred Stock.  The Corporation shall issue to such bank or trust corporation irrevocable instructions and authority to pay and/or transfer the allocable portion of the applicable Redemption Amount for such shares of Preferred Stock to their respective holders on or immediately after the applicable Redemption Date upon receipt of the certificate(s) representing the shares of Preferred Stock to be so redeemed.  Notwithstanding the deposit of funds, the Corporation shall remain liable for the payment of the applicable Redemption Amount to the extent such Redemption Amount is not paid as provided herein.  From and after the applicable Redemption Date, unless there shall have been a default in payment of the applicable Redemption Amount, all rights of the holders of shares of Preferred Stock as holders of Preferred Stock (except the right to receive the applicable Redemption Amount upon surrender of their certificate(s)) shall cease and such shares shall not thereafter be transferred on the transfer books of the Corporation or be deemed to be outstanding for any purpose whatsoever.  Until the applicable Redemption Amount for each issued and outstanding share of Preferred Stock shall have been paid in full, each such share of Preferred Stock not so redeemed shall remain outstanding for all purposes and entitle the holder thereof to all the rights and privileges provided herein, including, without limitation, the accrual and payment of dividends and conversion rights, and, if unpaid prior to the date such shares are redeemed, shall be included as part of the applicable Redemption Amount.

(g)           If any Redemption Date is not a Business Day, payment of the applicable Redemption Amount may be made on the next Business Day with the same force and effect as if made on the applicable Redemption Date, and no interest, additional dividends or other sums will accrue on the amount payable from the Redemption Date to the next Business Day.

(h)           The Corporation may not, whether by any amendment of Title VIII of the Act or Bylaws, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Corporation, by any sale, conveyance or other transfer of assets, by the liquidation, dissolution or winding up of the Corporation, or by any other way, impair or restrict the redemption of shares of Preferred Stock pursuant to this Section 3, or avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the redemption rights of the holders of shares of Preferred Stock against impairment to the extent required hereunder.

(i)            Notwithstanding anything in the definition of “Fair Market Value” in Section 12(t) hereof to the contrary, the term “Fair Market Value” when used in reference to the Designated Assets in this Section 3 shall mean such fair market value of the Designated Assets as determined in good faith by the Board of Directors and stated in the applicable redemption notice required to be mailed to all holders of shares of Preferred Stock pursuant to Section 3(d) or Section 3(e) hereof.  If holders of a majority of the then-outstanding shares of Preferred Stock disagree with the Fair Market Value of the Designated Assets as so determined by the Board of Directors, then such holders (the “Objecting Holders”) shall notify the Board of Directors of such disagreement in writing specifying in detail the particulars of such disagreement within 15 calendar days of receipt of the applicable redemption notice.  The Board of Directors and such holders of shares of Preferred Stock shall use their respective reasonable best efforts to resolve any disagreements raised by such holders of shares of Preferred Stock within 15 calendar days of the Board of Directors’ receipt of such notice of disagreement.  If, at the end of such period, the Board of Directors and such holders of shares of Preferred Stock are unable to resolve such disagreement, the Board of Directors and such holders of shares of Preferred Stock shall select a mutually agreeable nationally recognized investment bank, appraisal or accounting firm which is independent of the Corporation and the Objecting Holders (whose fees and expenses shall be borne equally by the Corporation, on the one hand, and the Objecting Holders, on the other hand) to resolve any remaining disagreements.  The determination of such investment bank, appraisal or accounting firm shall be final, binding and conclusive on such parties.  The Board of Directors and such holders of shares of Preferred Stock shall use their reasonable best efforts to cause such investment bank, appraisal or accounting firm to make its determination within 15 calendar days of accepting its selection.

4.	Voting Rights.

Except as required by applicable law, holders of shares of Preferred Stock shall not have any voting powers, either general or special.

5.	Protective Provisions.

Notwithstanding anything to the contrary herein, so long as any shares of Preferred Stock are issued and outstanding, the consent of holders of at least two-thirds of the then-outstanding shares of Preferred Stock shall be required for any of the following; provided, that no such consent shall be required if provision is made for the redemption of shares of Preferred Stock then-outstanding pursuant to Section 3 hereof at or before the time any of the following is to be consummated or made, as the case may be:

(a)           any proposal by the Corporation to amend, alter, delete, repeal or otherwise change any provision of Title VIII of the Act, or any amendment, alteration, deletion, repeal or other change of any provision of the Bylaws in any manner that adversely affects the designation, powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms or conditions of the Preferred Stock;

(b)           any increase or decrease in the authorized amount of shares of Preferred Stock, except for the redemption and retirement of shares of Preferred Stock as provided for in Section 3 hereof;

(c)           (i) any issuance of, or any agreement to be obligated to issue, any capital stock of the Corporation that ranks senior to, or on parity with, the Preferred Stock with respect to dividend distributions and distributions upon a liquidation, dissolution or winding up of the Corporation, or any debt or other securities of the Corporation that is convertible into or exercisable for such securities or (ii) any amendment or reclassification of any existing equity security of the Corporation such that such security would rank senior to, or on parity with, the Preferred Stock;

(d)           taking of any action, or proposing to take any action to effect, a Voluntary Bankruptcy Event;

(e)           to the extent material, individually or in the aggregate, incurring, creating, assuming, refinancing or otherwise becoming liable for any indebtedness for borrowed money or material credit extended, or, to the extent material, individually or in the aggregate, assuming, guaranteeing, endorsing or otherwise becoming responsible or liable for the obligations of any other individual, corporation or other entity, other than, in each case, in the ordinary course of business consistent with past practice;

(f)            repurchasing, redeeming or otherwise acquiring (or paying into or setting funds aside for a sinking fund for such purpose) any equity securities of the Corporation, except for the redemption and retirement of shares of Preferred Stock as provided for in Section 3 hereof;

(g)           (i) except to the extent specifically permitted pursuant to clause (j) below, to the extent material, individually or in the aggregate, selling, transferring, leasing, pledging, mortgaging, encumbering or otherwise disposing of any property or asset of the Corporation or any of its subsidiaries (including stock interests or other ownership interests of its subsidiaries), or, to the extent material, individually or in the aggregate, acquiring any property or asset of any other Person (including stock interests or other ownership interests of any such other Person), other than, to the extent not material, individually or in the aggregate, any sales of securities of any other Person or any creation of encumbrances, pledges, mortgages or liens pursuant to securities guaranteed by the Corporation or any of its subsidiaries in the ordinary course of business consistent with past practice under the Farmer Mac I or Farmer Mac II programs and which creation of any such encumbrance, pledge, mortgage or lien would not otherwise require the consent of holders of at least two-thirds of the then-outstanding shares of Preferred Stock pursuant to clause (k) below or (ii) approving, adopting or entering into any agreement or arrangement which prohibits or limits the Corporation or any of its subsidiaries from creating, individually or in the aggregate, any material encumbrances;

(h)           offering any equity securities or securities convertible into or exercisable for any equity securities other than pursuant to equity compensation grants (or the exercise thereof) to employees, officers and directors pursuant to plans or arrangements approved or adopted by the Board of Directors, or a committee thereof, in each case, to the extent such plans or arrangements were approved or adopted prior to September 30, 2008 (without giving effect to any extensions, amendments or expansions of such plans or arrangements on or after September 30, 2008), and other than issuances of Class C Common Stock pursuant to the Corporation’s policy in existence on September 30, 2008 (without giving effect to any extensions, amendments or expansions of such policy on or after September 30, 2008) that permits directors of the Corporation to elect to receive shares of Class C Common Stock in lieu of their annual cash retainers;

(i)            merging or consolidating with any other Person, entering into any other Change of Control transaction, or approving or effecting a plan of complete or partial liquidation, dissolution or winding up;

(j)            approving, adopting or entering into any transaction (i) with any Affiliate of the Corporation, other than arms’-length transactions in the ordinary course of business consistent with past practice or (ii) providing for the transfer of assets or securities between the Corporation and any of its subsidiaries or among any of its subsidiaries, other than any transfer of third party loans or mortgages by the Corporation to any of its subsidiaries in order to permit such subsidiary to issue securities under the Farmer Mac I or Farmer Mac II programs in existence on September 30, 2008;

(k)           adopting or approving any material new business initiative or program or any material expansion of the business of the Corporation or any of its subsidiaries as such business was being conducted on September 30, 2008; and

(l)            any employment, termination or replacement of any member of the executive management of the Corporation or any of its subsidiaries.

Solely with respect to clause (k) above, upon the Corporation’s written request, which request shall not be made until after June 30, 2009, the holders of shares of the Preferred Stock will evaluate the financial condition of the Corporation in order to determine whether or not, in such holders’ good faith judgment, the Corporation is in sound financial condition.  If a positive determination is so made, such holders will consider waiving the consent right described in clause (k) above (which waiver shall not be unreasonably withheld or delayed).

6.	Liquidation Rights and Preference.

(a)           Upon the occurrence of a liquidation, dissolution or winding up of the Corporation, holders of the then-outstanding shares of Preferred Stock shall be entitled to receive and be paid out of the assets of the Corporation available for distribution, before any payment or distribution shall be made to any holder of shares of Junior Stock (without duplication of any Redemption Amounts paid pursuant to Section 3 hereof), an amount in cash equal to the then-applicable Liquidation Preference on the date of such liquidation, dissolution or winding up of the Corporation.  If upon a liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution are insufficient to pay the holders of Preferred Stock the full Liquidation Preference upon the occurrence of such an event, then all of the assets of the Corporation available for distribution shall be distributed to the holders of then-outstanding shares of Preferred Stock ratably in proportion to the full respective amounts to which they are entitled.

(b)           The value of any property not consisting of cash that may be distributed by the Corporation to the holders of Preferred Stock will equal the Fair Market Value thereof.

(c)           Neither the voluntary sale, conveyance, transfer, lease or exchange of all or substantially all of the property or business of the Corporation, nor the merger, consolidation or combination of the Corporation into or with any other corporation or entity, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purpose of this Section 6.  The Corporation shall provide each holder of Preferred Stock notice no later than five days after the Corporation or any of its subsidiaries becomes aware of any fact, circumstance, event, change, violation, development, effect, condition or occurrence which has given rise to, or could reasonably be expected to give rise to, a liquidation, dissolution or winding up of the Corporation.

7.	Change of Control.

(a)           In the event of a Change of Control, holders of issued and outstanding shares of Preferred Stock shall be entitled to receive, in exchange for each such holder’s shares of Preferred Stock and subject to and upon consummation of such Change of Control, an amount in cash equal to the then-applicable Liquidation Preference on the date of consummation of such Change of Control.

(b)           The Corporation shall, prior to the consummation of a Change of Control, make all appropriate provisions (in form and substance reasonably satisfactory to holders of at least two-thirds of the then-outstanding shares of Preferred Stock) to insure that each holder of Preferred Stock shall receive, upon consummation of such Change of Control, such applicable amount provided for in Section 7(a) hereof and, if necessary, shall require the successor entity (if other than the Corporation) resulting from the Change of Control to assume by written instrument (in form and substance reasonably satisfactory to holders of at least two-thirds of the then-outstanding shares of Preferred Stock) the obligation to pay such amounts to holders of then-outstanding shares of Preferred Stock.  The Corporation shall provide each holder of Preferred Stock notice of any Change of Control for purposes of this Section 7 no later than 15 days prior to the payment date stated therein.

8.	Additional Classes or Series of Stock.

Subject to Section 5 hereof, the Board of Directors shall have the right at any time in the future to authorize, create and issue, by resolution or resolutions, one or more additional classes or series of stock of the Corporation, and to determine and fix the distinguishing characteristics and the relative rights, preferences, privileges and other terms of the shares thereof.

9.	Information Rights.

Upon the reasonable request of any holder of shares of Preferred Stock, the Corporation shall, and shall cause its representatives to, provide such information (including, without limitation, periodic financial statements and budgets) to the extent necessary for any such holder to satisfy any applicable tax or regulatory requirements.

10.	Amendments.

Notwithstanding anything to the contrary herein, subject to Section 5 hereof, the Corporation, upon approval of at least two-thirds of the then-outstanding shares of Preferred Stock, may amend, alter, supplement or repeal any provision of this Certificate pursuant to the following terms and conditions:

(a)           The annual dividend rate, the Redemption Amount or the Liquidation Preference of the Preferred Stock shall not be reduced without the unanimous consent of the holders of all shares of Preferred Stock.

(b)           Holders of the Preferred Stock shall be entitled to one vote per share on matters on which their consent is required pursuant to Section 5 hereof or this Section 10. Consents shall be effective when duly executed and delivered to the Corporation.  In connection with any meeting of such holders, the Board of Directors shall fix a record date, neither earlier than 60 days nor later than 10 days prior to the date of such meeting, and holders of record of shares of the Preferred Stock on such record date shall be entitled to notice of and to vote at any such meeting and any adjournment.  The Board of Directors, or such person or persons as it may designate, may establish reasonable rules and procedures as to the solicitation of the consent of holders of the Preferred Stock at any such meeting or otherwise, which rules and procedures shall conform to the requirements of any national securities exchange on which the Preferred Stock may be listed at such time.

11.	Notices.

Any notice, demand or other communication that by any provision of this Certificate is required or permitted to be given or served to or upon the Corporation shall be given or served in writing addressed (unless and until another address shall be published by the Corporation) to the Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036, Attention:  Vice President - General Counsel and Secretary.  Such notice, demand or other communication to or upon the Corporation shall be deemed to have been sufficiently given or made only upon actual receipt of a writing by the Corporation. Any notice, demand or other communication that by any provision of this Certificate is required or permitted to be given or served by the Corporation hereunder may be given or served by being deposited first class, postage prepaid, in the United States mail addressed (a) to the holder as such holder’s name and address may appear at such time in the books and records of the Corporation or (b) if to a person or entity other than a holder of record of the Preferred Stock, to such person or entity at such address as it appears to the Corporation to be appropriate at such time. Such notice, demand or other communication shall be deemed to have been sufficiently given or made, for all purposes, upon mailing.

12.	Definitions.

As used herein, the following terms shall have the following meanings:

(a)           “Accumulated Dividends” means, with respect to each share of Preferred Stock, as of any date, an amount computed at the annual dividend rate for Preferred Stock, from the Issue Date to and including the date to which such dividends are to be accrued (whether or not such dividends have been declared), less the aggregate amount of all dividends previously paid on such share (subject to adjustment of such dollar amount for any stock splits, stock dividends, combinations, recapitalizations or similar transactions).

(b)           “Act” shall have the meaning set forth in the recitals.

(c)           “Affiliate” means any person that, directly or indirectly, controls, is controlled by or is under common control with another Person, for so long as such other person remains so associated with such specified Person; provided, however, that any holder of Preferred Stock or Senior Cumulative Perpetual Preferred Stock, Series B-2, of the Corporation shall not be deemed an Affiliate.  As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(d)           “Amended and Restated Certificate of Designation” shall have the meaning set forth in the recitals.

(e)           “Board of Directors” shall have the meaning set forth in the recitals.

(f)           “Business Day” means any day other than a Saturday, Sunday or a day on which banks are required or authorized to close in New York, New York.

(g)           “Bylaws” means the By-Laws of the Corporation.

(h)           “Certificate” means this Second Amended and Restated Certificate of Designation of Terms and Conditions of Senior Cumulative Perpetual Preferred Stock, Series B-1.

(i)           “Change of Control” means the occurrence of (i) any consolidation or merger of the Corporation with or into any other entity, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Corporation), in which the stockholders of the Corporation immediately prior to such consolidation, merger, reorganization or transaction own capital stock representing directly, or indirectly through one or more entities, less than fifty percent (50%) of  the voting power of the Corporation or other surviving entity immediately after such consolidation, merger, reorganization or transaction, (ii) any transaction or series of related transactions, after giving effect to which in excess of fifty percent (50%) of the Corporation’s voting power is owned directly, or indirectly through one or more entities, by any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis in any transaction or series of related transactions to any “person”; excluding, in the case of clause (i) or (ii), any bona fide primary or secondary public offering of securities.

(j)           “Class A Common Stock” shall have the meaning ascribed to such term in Section 1 hereof.

(k)           “Class B Common Stock” shall have the meaning ascribed to such term in Section 1 hereof.

(l)            “Class C Common Stock” shall have the meaning ascribed to such term in Section 1 hereof.

(m)          “Common Stock” shall have the meaning ascribed to such term in Section 1 hereof.

(n)           “Convertible Securities” means any bonds, debentures, notes or other evidence of indebtedness, capital stock or other securities directly or indirectly convertible into, or exercisable or exchangeable for, Common Stock.

(o)           “Corporation” shall have the meaning ascribed to such term in the recitals.

(p)           “Corporation Debt” shall have the meaning ascribed to such term in Section 3(a) hereof.

(q)           “Designated Assets” means securities and loans that are qualified under the Farmer Mac I or Farmer Mac II programs or such other assets that are otherwise acceptable to the holders of Preferred Stock.

(r)            “Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year.

(s)           “Dividend Period” shall have the meaning ascribed to such term in Section 2(a) hereof.

(t)            “Fair Market Value” of Common Stock or any other security or property of the Corporation means the fair market value thereof as determined in accordance with the following rules:

(i)           For Common Stock or other security of the Corporation traded or quoted on the NYSE or other national securities exchange or automated quotation system, the Fair Market Value will be the average closing price of shares of Common Stock or such other security on the NYSE or such exchange or quotation system for a five consecutive trading-day period, ending on the trading day immediately prior to the date of determination;

(ii)          For any security that is not so traded or quoted, the Fair Market Value shall be determined: (x) mutually by the Board of Directors and the holders of at least a two-thirds of the then-outstanding shares of Preferred Stock or (y) by a nationally recognized investment bank, appraisal or accounting firm which is independent of the Corporation and the holders of outstanding shares of Preferred Stock (whose fees and expenses shall be borne equally by the Corporation, on the one hand, and the holders of outstanding shares of Preferred Stock, on the other hand) selected by mutual agreement between the Board of Directors and the holders representing a majority of the then-outstanding shares of Preferred Stock; and

(iii)         For any other property, the Fair Market Value shall be determined by the Board of Directors in good faith, assuming a willing buyer and a willing seller in an arms’-length transaction; provided, that if holders representing two-thirds of the then-outstanding shares of Preferred Stock object to a determination by the Board of Directors made pursuant to this clause (iii), the Fair Market Value of such property shall be as determined by a nationally recognized investment bank, appraisal or accounting firm which is independent of the Corporation and the holders of outstanding shares of Preferred Stock (whose fees and expenses shall be borne equally by the Corporation, on the one hand, and the holders of outstanding shares of Preferred Stock, on the other hand) selected by mutual agreement between the Board of Directors and such holders.

(u)           “Issue Date” means, (i) with respect to each share of Preferred Stock (other than the Subsequent Preferred Stock), September 30, 2008 and (ii) with respect to the Subsequent Preferred Stock, the Second Issue Date.

(v)           “Junior Stock” shall have the meaning ascribed to such term in Section 1 hereof.

(w)          “Liquidation Preference” shall have the meaning ascribed to such term in Section 1 hereof.

(x)           “Mandatory Redemption Amount” shall have the meaning ascribed to such term in Section 3(a) hereof.

(y)           “Mandatory Redemption Date” shall have the meaning ascribed to such term in Section 3(d) hereof.

(z)           “Mandatory Redemption Event” shall have the meaning ascribed to such term in Section 3(a) hereof.

(aa)         “Mandatory Redemption Notice” shall have the meaning ascribed to such term in Section 3(d) hereof

(bb)         “NYSE” means the New York Stock Exchange.

(cc)         “Objecting Holders” shall have the meaning ascribed to such term in Section 3(i) hereof.

(dd)         “Optional Redemption Amount” shall have the meaning ascribed to such term in Section 3(b) hereof.

(ee)         “Optional Redemption Date” shall have the meaning ascribed to such term in Section 3(b) hereof.

(ff)          “Optional Redemption Notice” shall have the meaning ascribed to such term in Section 3(e) hereof.

(gg)        “Options” means any rights, options, warrants or similar securities to subscribe or exchange for, purchase or otherwise acquire Common Stock or Convertible Securities.

(hh)        “Par Value” shall have the meaning ascribed to such term in Section 1 hereof.

(ii)           “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

(jj)           “Preferred Stock” shall have the meaning ascribed to such term in Section 1 hereof.

(kk)         “Redemption Amount” shall have the meaning ascribed to such term in Section 3(b) hereof.

(ll)           “Redemption Date” shall have the meaning ascribed to such term in Section 3(d) hereof.

(mm)       “Second Issue Date” means December 15, 2008.

(nn)        “Series B-2 Preferred Stock” means the Senior Cumulative Perpetual Preferred Stock, Series B-2, par value $1,000.00 per share, of the Corporation.

(oo)        “Series B-3 Preferred Stock” means the Senior Cumulative Perpetual Preferred Stock, Series B-3, par value $1,000.00 per share, of the Corporation.

(pp)        “Subsequent Preferred Stock” means the 15,000 shares of Preferred Stock issued on the Second Issue Date.

(qq)        “Voluntary Bankruptcy Event” shall have the meaning ascribed to such term in Section 3(a) hereof.

13.	Miscellaneous.

(a)           The Corporation and any agent of the Corporation may deem and treat the holder of a share or shares of Preferred Stock, as shown in the Corporation’s books and records, as the absolute owner of such share or shares of Preferred Stock for the purpose of receiving payment of dividends and redemption proceeds in respect of such share or shares of Preferred Stock and for all other purposes whatsoever, and neither the Corporation nor any agent of the Corporation shall be affected by any notice to the contrary. All payments made to or upon the order of any such person shall be valid and, to the extent of the sum or sums so paid, effectual to satisfy and discharge liabilities for moneys payable by the Corporation on or with respect to any such share or shares of Preferred Stock.

(b)           The shares of the Preferred Stock, when duly issued, shall be fully paid and non-assessable.

(c)           The Preferred Stock shall be issued and shall be transferable on the books of the Corporation, only in whole shares, it being intended that no fractional interests in shares of Preferred Stock shall be created or recognized by the Corporation.

(d)           For purposes of this Certificate, the term the “Corporation” shall mean the Federal Agricultural Mortgage Corporation and any successor thereto by operation of law or by reason of a merger, consolidation or combination.

(e)           This Certificate and the respective rights and obligations of the Corporation and the holders of the Preferred Stock with respect to such Preferred Stock shall be construed in accordance with and governed by the laws of the United States, provided that the law of the District of Columbia shall serve as the federal rule of decision in all instances except where such law is inconsistent with the Corporation’s enabling legislation, its public purposes or any provision of this Certificate.

(f)            RECEIPT AND ACCEPTANCE OF A SHARE OR SHARES OF THE PREFERRED STOCK BY OR ON BEHALF OF A HOLDER SHALL CONSTITUTE THE UNCONDITIONAL ACCEPTANCE BY THE HOLDER (AND ALL OTHERS HAVING BENEFICIAL OWNERSHIP OF SUCH SHARE OR SHARES) OF ALL OF THE TERMS AND PROVISIONS OF THIS CERTIFICATE.  NO SIGNATURE OR OTHER FURTHER MANIFESTATION OF ASSENT TO THE TERMS AND PROVISIONS OF THIS CERTIFICATE SHALL BE NECESSARY FOR ITS OPERATION OR EFFECT AS BETWEEN THE CORPORATION AND THE HOLDER (AND ALL SUCH OTHERS).

(g)           Shares of Preferred Stock which have been redeemed, repurchased or otherwise cancelled shall be retired and have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as a part of a particular series by the Board of Directors.

(h)           If any right, power, preference, privilege or limitation of the Preferred Stock set forth herein (as the same may be amended from time to time), is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, powers, preferences, privileges and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, power, preference, privilege or limitation shall, nevertheless, remain in full force and effect, and no right, power, preference, privilege or limitation herein set forth shall be deemed dependent upon any other such right, power, preference, privilege or limitation.

(i)           The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(j)           This Certificate amends, restates and replaces in all respects the Amended and Restated Certificate of Designation.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Designation of Terms and Conditions of Senior Cumulative Perpetual Preferred Stock, Series B-1, is executed on behalf of the Corporation by its Acting President and Chief Executive Officer and attested by its Corporate Secretary as of the 15th day of December, 2008.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

			By:	/s/ Michael A. Gerber
				Name:	Michael A. Gerber
				Title:	Acting President and Chief
Executive Officer

Attest:

By:	/s/ Jerome G. Oslick
	Name:	Jerome G. Oslick
	Title:	Corporate Secretary